Exhibit 99.1

NEWS RELEASE
	CONTACTS:	Actavis:
Investors:
Lisa DeFrancesco
(862) 261-7152

Media:
Charlie Mayr
(862) 261-8030

David Belian
(862) 261-8141

Auden Mckenzie:
Media:
Brunswick
Andrew Mitchell/William Medvei
+44(0) 20 7404 5959

Actavis to Acquire Auden Mckenzie for £306M

- Vaults Actavis to #1 Position in UK Generics -

- Immediately Accretive to Non-GAAP Earnings –

- Adds ~175 Marketed Products; Pipeline of ~40 Products -

DUBLIN, IRELAND and LONDON, UK – January 26, 2015 – Actavis plc (NYSE: ACT), a leading global specialty pharmaceutical company, and the owners of Auden Mckenzie Holdings Limited, a dynamic and fast growing company focused on the development, licensing and marketing of niche generic medicines and proprietary brands in the UK, today announced that they have reached a definitive agreement, under which Actavis will acquire Auden Mckenzie for approximately £306 million in cash, plus a two-year royalty on a percentage of gross profits of one of Auden Mckenzie’s products. Auden Mckenzie will be acquired on a debt free basis, and the transaction will exclude Auden Mckenzie’s real estate portfolio.

The acquisition will make Actavis the number one supplier of generic pharmaceuticals in the UK. Following the close of the acquisition, and the anticipated combination of Actavis and Allergan later this year, Actavis will hold the number three position in the supply of UK pharmaceuticals. The acquisition of Auden Mckenzie is expected to be immediately accretive to Actavis’ non-GAAP earnings in 2015.

Actavis currently markets more than 650 generic products in the UK, and has approximately 85 additional products under registration and development. The combination with Auden Mckenzie is anticipated to add approximately 175 new generic and branded products, as well as a pipeline of approximately 40 additional products, in various dosage forms, for treatments across a broad spectrum of therapeutic areas. The acquisition is subject to certain conditions, including approval by regulatory authorities, and is expected to close in the first quarter of 2015.

“Auden Mckenzie is one of the leading pharmaceutical companies in the UK, and the opportunity to combine this profitable and growing company into the Actavis UK business demonstrates our commitment to invest in and expand strategically in our global generics business,” said Brent Saunders, CEO and President of Actavis.

“This strategic combination is highly synergistic with our UK business, is immediately and highly accretive and reflects our commitment to invest to achieve a top position in key international markets,” added Robert Stewart, Actavis Chief Operating Officer and incoming Executive Vice President Actavis, and President, Generics and Global Operations.

“Since its inception in 2000, Auden Mckenzie has established a notable position among the UK niche generic businesses by adopting a dynamic and entrepreneurial approach to developing and marketing generic medicines,” said Amit Patel, Managing Director of Auden Mckenzie. “We see in Actavis a company with the same entrepreneurial qualities. With its multinational resources and scope, Actavis will be able to achieve further growth based on Auden Mckenzie’s existing products and pipeline of new products.”

Latham & Watkins is serving as legal counsel to Actavis. Morgan Lewis is serving as legal counsel to Auden Mckenzie. Roger Davies of Redpharma is serving as an adviser to Auden Mckenzie.

About Actavis

Actavis plc (NYSE:ACT), headquartered in Dublin, Ireland, is a unique specialty pharmaceutical company focused on developing, manufacturing and commercializing high quality affordable generic and innovative branded pharmaceutical products for patients around the world.

Actavis markets a broad portfolio of branded and generic pharmaceuticals and develops innovative medicines for patients suffering from diseases principally in the central nervous system, gastroenterology, women’s health, urology, cardiovascular, respiratory and anti-infective therapeutic categories. The Company is an industry leader in product research and development, with one of the broadest brand development pipelines in the pharmaceutical industry, and a leading position in the submission of generic product applications. Actavis has commercial operations in more than 60 countries and operates more than 30 manufacturing and distribution facilities around the world.

For more information, visit Actavis’ website at www.actavis.com.

About Auden Mckenzie

Auden Mckenzie Holdings Ltd is a privately owned, dynamic and fast growing company focused on the development, licensing and marketing of niche generic medicines and proprietary brands in the U.K. The company specializes in the development and registration of high value, technically demanding formulations and also pursues first-to-file opportunities. The company’s product portfolio includes a broad range of molecules in various dosage forms, for treatments across a broad spectrum of therapeutic areas.

Actavis Forward-Looking Statement

Statements contained in this press release that refer to future events or other non-historical facts are forward-looking statements that reflect Actavis’ current perspective of existing trends and information as of the date of this release. Except as expressly required by law, Actavis disclaims any intent or obligation to update these forward-looking statements. Actual results may differ materially from Actavis’ current expectations depending upon a number of factors affecting Actavis’ business. These factors include, among others, the difficulty of predicting the timing or outcome of FDA approvals or actions, if any; the impact of competitive products and pricing; market acceptance of and continued demand for Actavis’ products; difficulties or delays in manufacturing; and other risks and uncertainties detailed in Actavis’ periodic public filings with the Securities and Exchange Commission, including but not limited to Actavis’ Quarterly Report on Form 10-Q for the quarter ended September 30, 2014. Except as expressly required by law, Actavis disclaims any intent or obligation to update these forward-looking statements.